Exhibit 99.1

Primus Knowledge Solutions Completes Acquisition of Broad Daylight

SEATTLE—(BUSINESS WIRE)—Sept. 5, 2003—Primus Knowledge Solutions (Nasdaq:PKSI) today announced the company has completed its acquisition of Broad Daylight, Inc., a developer of enterprise self-service software, to further strengthen Primus’ offerings to address the entire customer service continuum.

“We’re pleased to finalize our acquisition of Broad Daylight,” said Michael Brochu, president and CEO of Primus. “Our combined self-service and assisted-service offerings position Primus at the forefront of the industry, providing cutting-edge technologies with a demonstrated return to our marquee customers.”

About Primus Knowledge Solutions, Inc.

For more than a decade, Primus® (Nasdaq:PKSI) has provided knowledge management software solutions that help companies define, meet, and exceed the productivity and quality goals of their contact centers, help desks, and Web self-service environments. Businesses around the world use Primus software to increase customer satisfaction, improve employee efficiency, and lower operating costs. Primus customers include such industry leaders as 3Com, The Boeing Company, Concord Communications, EMC, Enterasys, Ericsson, Inc., Fujitsu Limited, Inc., IBM, Motorola, Novell, and VeriSign. For more information, visit www.primus.com.

Primus, Primus Knowledge Solutions, Primus Answer Engine, Primus eServer, Primus eSupport and Primus eServer iView are registered trademarks or service marks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.

Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the integration, performance, use, and deployment of Primus products and the anticipated results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: difficulties encountered in the integration, deployment, or implementation of the Primus products and customer’s systems; failure in the customer’s widespread adoption and use of the Primus products; quality of the customer’s database of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus’ Securities and Exchange Commission filings, including but not limited to, those appearing under the caption “Factors Affecting our Future Operating Results” in Primus’ Report on 10-K filed in March of 2003 and Forms 10-Q filed in May and August of 2003. The extent of return on investment of Primus products is specific to our customer’s experience.